Exhibit 99.1

Howard Bancorp Expands Presence in Baltimore
Through Strategic Acquisition of Patapsco Bancorp

Situation

Howard Bancorp, Inc. (NASDAQ: HBMD), headquartered in Ellicott City, Maryland, with approximately $691 million in asset at December 31, 2014, and operates fourteen banking offices in Greater Baltimore, sought to augment its strong organic growth with a fill-in acquisition of Patapsco Bancorp, Inc. The combination will reinforce Howard's present franchise in Baltimore County and provide entry into Baltimore City. Patapsco's board and management team has returned the bank to consistent profitability after the banking crisis and recession related challenges.

Solution
Griffin was engaged by Howard to structure, advise and assist in the execution of the transaction and to provide an opinion relating to the fairness of the merger consideration from a financial perspective.

Measures of Success
The combination between Howard and Patapsco will result in an institution that has pro forma total assets of $1 billion, loans of $825 million and deposits of $831 million and permits it to leverage its non-interest expense and grow its ROA and ROE.

In order to provide Patapsco with valuation certainty and because Howard's earnings, tangible book value and stock price are expected to migrate substantially higher prior to the closing of Patapsco (estimated late in the third or early in the fourth quarter of 2015), and because of likely increases in multiples resulting from such growth, the transaction pricing was structured so that the aggregate value is fixed but the exchange ratio will be determined near closing and not at announcement. The purchase price is an aggregate fixed value of $10.053 million, 127% of tangible common equity adjusted for accumulated and unpaid TARP dividends at announcement.

The per share exchange ratio will be based upon Howard's average closing stock price for the 20 trading days prior to the five business days immediately before closing, subject to a maximum exchange ratio of 0.5656 and a minimum exchange ratio of 0.3030. The price represented a core deposit premium of 5.55% and a price to estimated 2015 earnings of 6.2x. The transaction is accretive to earnings in the first year and has an internal rate of return of approximately 30%.

The use of a fixed price, floating exchange ratio facilitated by expected growth in tangible book value through 2015 is expected to optimize Howard's earnings per share and tangible book value accretion/dilution.

At closing, sometime in the third or fourth quarter, Howard would be the largest bank headquartered in the Greater Baltimore marketplace and the seventh largest publicly traded bank headquartered in Maryland. For more information on this transaction, contact Joseph M. Harenza, CEO/Senior Managing Director, at 610.478.2160 or Stacey V. Weikel, Senior Vice President, at 610.478.2015.

ABOUT GRIFFIN FINANCIAL GROUP LLC
Griffin Financial Group provides merger and acquisition advisory, capital formation, structured finance and strategic consulting services to the financial institutions, insurance, commercial and industrial, retail, services, technology and telecommunications and private equity sectors in addition to assisting businesses facing special situations. Griffin is part of the Stevens & Lee/Griffin family of companies.

For more information, please contact
Joseph M. Harenza, CEO and Senior Managing Director, at 610.478.2160.